Exhibit 5.1

        Opinion of Counsel

August 8, 2001

Board of Directors
Aladdin Systems Holdings, Inc.
245 Westridge Drive
Watsonville, CA 95076-4159.

        Re: Registration Statement on Form S-3

Gentlemen:

      We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about August 8, 2001 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of 8,092,635 shares of your Common Stock (the "Shares"), to be offered for sale by the Selling Shareholders named therein. As legal counsel for Aladdin Systems Holdings, Inc., we have examined the proceedings taken in connection with the sale of the Shares by the Selling Shareholders in the manner set forth in the Registration Statement in the Section entitled "Plan of Distribution." It is our opinion that the Shares are legally and validly issued, fully paid and nonassessable.

      We consent to the use of this opinion as an exhibit to the Registration Statement, including the prospectus constituting a part thereof, and further consent to the use of our name wherever it appears in the Registration Statement and any amendments thereto.


Ellenoff Grossman Schole & Cyruli, LLP
By: /s/ Paul Goodman